Exhibit 10.1

WACHOVIA

January 11, 2008

Mr. Carl Valeri

The Hamilton Company

39 Brighton Avenue

Boston, Massachusetts 02134

Re:	Project Name:	Hamilton Portfolio
	Location:	See Attached Exhibit C
	Number of Units	See Attached Exhibit C

Borrower:	See Attached Exhibit C
Key Principal:	Harold Brown and The Harold Brown 1999 Revocable Trust
Proposed Loan Amount:	See Attached Exhibit C
Loan Term:	15 years
Interest Only/Amortization Period:	15 years interest only
Processed Interest Rate:	5.60%
Accrual Basis:	Actual/360
Prepayment Terms:	14 1/2 years Yield Maintenance
Fannie Mae DUS Program:	DUS Cash ERL
Maximum LTV:	See Attached Exhibit C
Minimum DSCR:	See Attached Exhibit C
Financing Fee:	As described in Section 7(b) below
Good Faith Deposit:	$929,102.00
Completion Repair Deposit:	TBD (Subject to Final Engineering Report)
Initial Deposit to Replacement Reserve:	TBD (Subject to Final Engineering Report)
Monthly Deposit to Replacement Reserve	TBD (Subject to Final Engineering Report) in accordance with Section 8(a)
Commitment Acceptance Date:	No later than 7 days from date of this Commitment
Commitment Expiration Date:	Seventy-five (75) days from the date of this Commitment
Rate Setting Expiration Date:	No later than 30 days from the date of the Commitment Acceptance Date
Special Conditions:

The provisions of the Special Conditions set forth in Exhibit A are incorporated into this Commitment and made a part hereof. In the event that the provisions of Exhibit A conflict with any other provisions of this Commitment, the provisions of Exhibit A shall govern and control.

Dear Mr. Valeri:

Wachovia Multifamily Capital, Inc. (“Lender”) is pleased to advise you that your application for permanent financing on the above referenced property (the “Property”) has been approved subject to and upon strict compliance by Borrower with each of the terms, conditions and provisions of this commitment letter (collectively, with the “Special Conditions”, “General Conditions” and all Exhibits attached hereto, the “Commitment”). Lender hereby agrees to make the mortgage loan (the “Mortgage Loan”) in the proposed amount (the “Loan Amount”) set forth above to Borrower pursuant to the Fannie Mae Multifamily Delegated Underwriting and Servicing product line for early rate lock execution (“DUS ERL Program”) as set forth in the Fannie Mae Delegated Underwriting and Servicing Guide in its present form and as amended, supplemented and reissued from time to time (the “DUS Guide”). This Commitment is issued in material reliance upon (i) the continuing truth and accuracy of all information and documentation furnished (or to be furnished) to Lender in connection with the Lender DUS Program Loan Application (“Loan Application”) or otherwise with respect to Borrower, its principals (including the Key Principals) and the Property; (ii) the continuing accuracy of the recitations of fact set forth in this Commitment; and (iii) Borrower’s covenant, evidenced by its acceptance of this Commitment, to comply with each of the terms, conditions and provisions of this Commitment.

1.             (a) Borrower. Borrower shall be the Borrower identified above. If there is any change in the organizational structure or ownership of the Borrower from that previously disclosed to Lender, then at Lender’s option, this Commitment shall terminate and Lender shall have no obligations hereunder including the obligation to make the Loan. The Borrower shall be in good standing and duly authorized to transact business in the state of its formation and, in the event the Property is located in a different state, the state where the Property is located. The Borrower shall hold legal and beneficial title to the Property on the Closing Date (hereinafter defined) and for the entire Mortgage Loan Term, shall be a single purpose entity having no other assets, legal purpose or business other than the ownership and operation of the Property.

(b) Key Principals. The Key Principals shall be as identified above and shall be required to sign certain loan documents to evidence their liability for the exceptions to non-recourse liability provisions contained in the loan documents.

2.                                  Mortgage Loan Terms.

                                                     (a) Interest Rate.

(i) Processed Interest Rate. Based on the related materials submitted to date to Lender, the Mortgage Loan has been partially underwritten, and this Commitment is being issued, on the basis of the Processed Interest Rate set forth above. Borrower understands and acknowledges that as of the date hereof Lender has not obtained a Commitment from Fannie Mae to purchase the Mortgage Loan (“Fannie Mae Commitment”) and that the Fannie Mae Commitment will not be obtained by Lender pursuant to this Section 2 unless and until Borrower has satisfied all of the conditions precedent set forth in Section 3 of this Commitment. Accordingly, since Fannie Mae interest rates and pricing options fluctuate from time to time, the actual interest rate selected by Borrower pursuant to subsection (ii) below (“Selected Interest Rate”) may be other than the Processed Interest Rate based on the Fannie Mae interest rate and price quotations at the time the Fannie Mae Commitment is obtained. Borrower acknowledges that the rates quoted by Lender will also include the servicing fee payable to Lender in connection with servicing of the Mortgage Loan. Any difference between the Selected Interest Rate and the Processed Interest Rate may, in accordance with applicable Fannie Mae DUS ERL Program underwriting guidelines, result in a corresponding change in the Loan Amount. By accepting this Commitment, Borrower expressly acknowledges and agrees that Lender shall have no liability for fluctuations in the Fannie Mae interest rate and pricing options.

(ii) Selected Interest Rate. On the date (subsequent to Borrower’s satisfaction of the conditions precedent set forth in Section 3 of this Commitment and payment to Lender of the Good Faith Deposit described in this Commitment) that Borrower selects a current interest rate and price (“Rate Setting Date”) and immediately prior to Lender obtaining the Fannie Mae Commitment, Borrower must sign and return by telecopier Lender’s DUS rate setting authorization in a form to be provided on such date by Lender (“Rate Setting Form”) by 2:00 p.m. New York, New York time. The Rate Setting Form shall confirm the Selected Interest Rate, Loan Amount, the monthly interest payment shall be based upon an Actual/360 payment schedule and the date by which the Closing Date must occur.

If Borrower has not satisfied the preconditions set forth in Section 3 of this Commitment and selected an interest rate and price by 2:00 p.m. New York, New York time on the Rate Setting Expiration Date, this Commitment shall automatically terminate, Lender shall have no obligation to make the Mortgage Loan and shall be relieved of any further obligations to Borrower hereunder or otherwise. Unless the Rate Setting Expiration Date has been extended, which extension may be granted or denied in Lender’s sole and absolute discretion, Lender shall return to Borrower, without interest, the Good Faith Deposit, if previously received from Borrower, less any amounts due and owing by the Borrower to Lender pursuant to the terms of this Commitment.

Borrower hereby acknowledges that Lender has issued this Commitment and may accept the Rate Setting Form and allow Borrower to select the Interest Rate in reliance on Borrower’s agreement that it shall provide the balance of the documents required for underwriting and close the Mortgage Loan in accordance with the terms of this Commitment as such terms may be modified. Borrower shall be liable for any and all actual damages (which amounts may exceed the Good Faith Deposit) that Lender and/or Fannie Mae may incur as a result of the Borrower’s failure to close the Mortgage Loan or, if the Borrower has provided false or materially misleading information in connection with the Loan Application.

(b) Maturity Date. The Mortgage Loan term shall commence on the Closing Date and shall terminate on the date that is the fifteenth (15th) anniversary of the first day of the first calendar month following the Closing Date (the “Maturity Date”).

(c)     Monthly Mortgage Payment. On the Closing Date, the Borrower shall pay interest due on the Mortgage Loan, at the Selected Interest Rate, from the Closing Date to and including the last day of the month in which the Closing occurs. Thereafter, commencing on the first day of the second calendar month following the Closing Date (the “Payment Commencement Date”), and on the first day of each and every calendar month thereafter, the Borrower shall make a fixed payment of interest only at the Selected Interest Rate. If the Closing Date is the first day of a month, the monthly payments of interest only described in this paragraph shall commence on the first day of the calendar month that follows the month in which the Closing occurs. Interest during the term of the Mortgage Loan shall be calculated on the basis of a 360 day year for the actual number of calendar days elapsed during such month. The Borrower understands that the amount allocated to interest for each month will vary depending on the actual number of calendar days during such month. As a result, loans using Actual/360 payment schedule amortize more slowly and generate more interest than a loan at the same note rate using a 30/360 payment schedule. Unless sooner paid, the entire unpaid principal balance of the Mortgage Loan and all accrued and unpaid interest thereon shall be due and payable in full on the Maturity Date.

(d)     Prepayment Terms. The Mortgage Loan may be prepaid only in accordance with the terms and conditions contained in the Fannie Mae Multifamily Note. The Yield Maintenance Period applicable to the Mortgage Loan Term shall be fourteen and one-half (14.5) years and the “Specified U.S. Treasury Security” will be determined by Fannie Mae at the time Lender obtains the Fannie Mae Commitment.

(e)     Late Charges; Default Interest Rate; Notice and Cure. Any payment on the Note that has not been received by Lender on or before the tenth (10th) day of the month shall be subject to a late charge of five (5.0%) percent on such payment. If any payment on the Note has not been received by Lender on or before the thirtieth (30th) day after the scheduled payment date, the Mortgage Loan shall accrue interest on the unpaid principal balance of the Note on a per annum rate equal to four (4%) percent above the Selected Interest Rate. Lender shall not be obligated to include in the Loan Documents clauses providing Borrower with notice of defaults and the opportunity to cure such defaults.

3.             Conditions Precedent for Selecting the Interest Rate and Fannie Mae Commitment. In addition to Lender’s receipt of the Good Faith Deposit described in this Commitment, Lender’s obtaining of the Fannie Mae Commitment shall be expressly conditioned upon satisfaction of each of the following conditions precedent, to the satisfaction of Lender and Lender’s Counsel (as hereinafter defined). All documents and other instruments to be delivered hereunder shall be at Borrower’s sole cost and expense.

a.               Receipt by Lender of a fully executed DUS Cash Extended Rate Lock Borrower Certification (the “Borrower Certification”) executed by Borrower and Key Principal, the form of which is annexed hereto as Exhibit B.

4.             Conditions Precedent to Lender completing its full underwriting and Closing the

Mortgage Loan. In addition to the satisfaction of the conditions and requirements of Section 3 and other conditions and requirements set forth in this Commitment, Lender’s obligation to close the Mortgage Loan shall be expressly conditioned upon compliance with each of the following conditions to the satisfaction of Lender and Lender’s Counsel. All documents and other instruments to be delivered hereunder shall be at Borrower’s sole cost and expense.

a.                    The satisfaction of all of the terms and conditions set forth in this Commitment;

b.                   Receipt and approval of a current title insurance commitment;

c.                    Receipt and approval of complete copies of the organizational documents of Borrower and, if applicable, each general partner or managing member of Borrower, including, but not limited to, agreement(s) of general or limited partnership, operating agreements, articles of organization, certificates of limited partnership, good standing certificates, trust documentation, certificates of authority to transact business in the jurisdiction in which the Property is located, articles of incorporation, corporate by-laws, resolutions and incumbency certificates, all evidencing the due organization, valid existence and good standing of such entities, and the full power and authority to execute, deliver and perform under the Loan Documents;

d.                   Receipt and approval of a current as-built ALTA/ACSM survey of the Property prepared in accordance with all Fannie Mae and Lender’s requirements and containing, without amendment, the Fannie Mae promulgated form of Surveyor’s Certificate. Borrower expressly acknowledges that any deviations from the form provided by Fannie Mae will require Lender’s Counsel to seek the prior written approval of Fannie Mae and will delay obtaining the Fannie Mae Commitment and Closing;

e.       Receipt and approval of a pro forma or specimen title insurance policy from a title insurer satisfactory to Lender in its sole discretion (including legible copies of all recorded exceptions referenced therein) issued with respect to the Property and prepared in accordance with all Fannie Mae and Lender’s requirements;

f.       Receipt and approval of evidence of zoning compliance, ability to rebuild the Property in the event of casualty and permanent certificates of occupancy (or the legal equivalent in the event certificates of occupancy are not issued in the jurisdiction in which the Property is located) with respect to all of the improvements on the Property. In the event zoning compliance is unattainable, a zoning opinion or zoning report will be required;

g.      Receipt and approval of the results of a current judgment, lien, bankruptcy and UCC searches performed in the appropriate state and local office with respect to the Borrower and each Key Principals (and each general partner or managing member of the Borrower, if the Borrower is a partnership or limited liability company);

h.      Receipt and approval of a draft of Borrower’s Counsel’s opinion in the form promulgated by Fannie Mae. Borrower expressly acknowledges that any deviations from the form provided by Fannie Mae will require Lender’s Counsel to seek the prior written approval of Fannie Mae and will delay obtaining the Fannie Mae Commitment and Closing;

i.    Receipt and approval by Lender and Lender’s Counsel of each lease demising a portion of the Property for non-residential purposes, including, without limitation, laundry leases, as well as copies of all service contracts executed in connection with the Property, together with such estoppel certificates and subordination and non-disturbance agreements as Lender shall require;

j.    Borrower’s compliance with the insurance requirements set forth in the DUS Guide, including, without limitation, ordinance and law coverage and evidence of flood insurance (if applicable);

k.   Receipt and approval by Lender any and all outstanding processing and underwriting due diligence documents required by Lender in order to finalize the underwriting of this transaction;

I.    Receipt by Lender of any and all required Fannie Mae waivers;

m.  Receipt by Lender’s Counsel of any and all outstanding legal due diligence documents;

n.   The absence of any (i) change in federal, state or local law, (ii) decision of any court or administrative body, (iii) ruling or regulation (if a Treasury Regulation, including any final, temporary or proposed provisions of the Treasury Regulation), or (iv) other action or event, which materially adversely affects or which may, directly or indirectly, materially adversely affect (A) the transactions to be affected pursuant to this Commitment and the Fannie Mae Commitment or (B) Lender’s ability to deliver the Mortgage Loan to Fannie Mae in accordance with and in the manner provided in the Fannie Mae Commitment;

o.   The execution and delivery by the Borrower and the Key Principal(s) of all Loan Documents (as hereinafter defined); and

p.   Borrower’s timely payment of all fees and other charges required by this Commitment.

All documents to be delivered to Lender or Lender’s Counsel pursuant to this Section 4, other than those documents customarily delivered at closing, shall be delivered no later than ten (10) days prior to the Closing Date. Notwithstanding anything in this Commitment to the contrary, the effectiveness of this Commitment shall at all times be contingent upon (i) completion of all due diligence required by the DUS ERL Program, (ii) the issuance by Fannie Mae of the Fannie Mae Commitment, (iii) the continued validity and enforceability of the Fannie Mae Commitment as such Commitment may be revised by Fannie Mae, and (iv) Borrower’s compliance with the terms and conditions of this Commitment and the DUS ERL Program requirements then in effect.

5.             Security. The Mortgage Loan shall constitute a valid first lien, subject to no other liens or encumbrances, on the good and marketable fee simple title to the Property, subject only to such exceptions as shall be approved by Lender and Lender’s Counsel, and free from all mechanics’ or materialmen’s liens, claims or special assessments for work completed or under construction on the Closing Date. The Mortgage Loan shall be evidenced by a promissory note of the Borrower

(including any addendum or attachment thereto, the “Note”) which shall be secured by, among other things, (i) a first lien mortgage, deed of trust, or deed to secure debt (including any addendum or attachment thereto, the “Mortgage”) on the Property, (ii) a valid and perfected security interest in all personal property owned by the Borrower and located on or used in connection with the Property or any improvements thereon and (iii) such other instruments and documents as may be required by Lender or Lender’s Counsel or as Lender or Lender’s Counsel shall determine to be necessary or desirable (the Note, the documents described in clauses (i) through (iii) above, and any documents relating to secondary financing, if applicable, collectively the “Loan Documents”). Although the Loan Documents will generally be non-recourse, there will be certain exceptions to non-recourse liability and certain indemnification requirements contained in the Fannie Mae form of Note which create personal liability and indemnification obligations for Borrower and/or the Key Principals, if any, identified above. By acceptance of this Commitment, Borrower, for itself and on behalf of its principals and the Key Principals, if any, expressly acknowledges and agrees to such provisions.

6.     Closing. The date of closing of the Mortgage Loan (the “Closing” or “Closing Date”) shall be held on or before the date set forth in the Rate Setting Form.

7.     Fees and Charges To Be Paid By Borrower.

a.             Application Fee. Upon execution of this Commitment, Borrower shall pay to Lender the sum of $0.00 which fee constitutes the Application Fee and which Borrower acknowledges was earned by Lender upon the receipt of the executed Loan Application and is non-refundable. Borrower acknowledges that Lender will incur out-of-pocket expenses in connection with the processing of the Loan and Borrower agrees that it will remit to Lender upon demand such amounts as Lender shall incur with respect to such processing.

b.             Financing Fee. Borrower shall pay Lender a Financing Fee equal to .50% of the Proposed Loan Amount, which Financing Fee shall be deemed earned by Lender upon the Rate Setting Date and shall be payable on the Closing Date from proceeds of the Loan. In no event shall the Financing Fee be deemed unearned after the Rate Setting Date unless (i) Lender determines to materially modify the terms of this Commitment, (ii) the Closing does not occur due solely to the willful default by Lender of its obligations under this Commitment, (iii) the suspension of Lender’s DUS ERL Program license, (iv) Fannie Mae’s suspension or termination of the DUS ERL Program; or (v) there occurs a change in any law which causes the making of the Mortgage Loan by the Lender or the acquisition thereof by Fannie Mae unlawful.

c.             Good-Faith Deposit. Before the Rate Setting Date, but in no event later than 24 hours prior to the Rate Setting Date, Borrower shall deposit with Lender, in immediately available funds, $929,102 (the “Good Faith Deposit”) to secure the performance of Borrower’s obligations under this Commitment and the Fannie Mae Commitment. Lender and Fannie Mae shall deem the Good Faith Deposit earned upon receipt. Except as set forth below, if for any reason closing and funding of the Mortgage Loan does not occur, the Good Faith Deposit will be forfeited to Fannie Mae. Borrower hereby acknowledges and agrees that the Good Faith Deposit shall be refundable to Borrower only in the event:

(i)            Lender materially modifies the terms of this Commitment based upon final underwriting of the Loan and Borrower does not accept such modifications, in which event the Good Faith Deposit will be refunded to Borrower, less Fannie Mae’s and Lender’s actual out-of-pocket expenses incurred in connection with the underwriting and processing of the Loan Application. For purposes of this Commitment, a “material modification” shall mean a change that Lender and Fannie Mae deem to be material. Borrower acknowledges that Borrower is obligated to accept all changes to this Commitment that are not material; or

(ii)           purchase of the Loan by Fannie Mae, in which event the Good Faith Deposit will be refunded to Borrower.

Notwithstanding anything in this Commitment to the contrary, Borrower acknowledges and agrees that the greater of the Good Faith Deposit or the Pair-Off Fee (herein after defined in Exhibit C) shall be due from Borrower if:

(i)            Borrower fails to provide Lender with all required information in a timely fashion to enable Lender to submit the full underwriting package to Lender’s loan committee by February, 11, 2008 or

(ii)           Fannie Mae rejects the Loan on the basis of Fannie Mae’s determination that any representation, warranty, statement, certificate, or other data and information made or furnished to Lender in connection with the proposed Loan is materially false or misleading as of the date given; or

(iii)          a material adverse change in the financial condition or credit of Borrower, any Key Principals or any Principal has occurred subsequent to Rate Setting Date; or

(iv)          a material adverse change in the Property’s value, net operating income, title, physical or operating condition has occurred subsequent to the Rate Setting Date; or

(v)           the third-party reports, including, without limitation, the appraisal, the engineering reports/surveys, the environmental reports/surveys and the final title policy, reveal material adverse conditions that were known (or should have been known) by Borrower that were not disclosed to Lender, and such conditions are unacceptable to Lender or Fannie Mae.

Borrower hereby expressly acknowledges that Lender and/or Fannie Mae will incur certain financial liabilities in connection with this setting the Interest Rate and obtaining the Fannie Mae Commitment in reliance upon the truth and accuracy of all representations, warranties, statements, certificates and other information furnished to Lender and/or Fannie Mae, Borrower shall be liable for, and agrees to defend, indemnify and hold Lender and Fannie Mae harmless from and against, any and all claims, losses, and direct and consequential damages that Lender and/or Fannie Mae may incur as a result of Borrower’s failure to close the Loan in accordance with the terms and conditions set forth in this Convnitment. Such direct and consequential damages may not be limited to the amount of the Good Faith Deposit. To the extent any conflict exists between this Section 7(c) and the Borrower Certification, the Borrower Certification shall prevail.

8.     FUNDS AND ACCOUNTS.

a.     Reserve Fund for Replacements. On the Closing Date, Borrower shall execute and deliver a Replacement Reserve and Security Agreement and, in accordance therewith, shall establish a reserve fund for replacements (the “Replacement Reserve”) to be held by Lender in escrow for major maintenance and replacements of improvements to be designated by Lender. The Borrower shall deposit the Initial Deposit and Monthly Deposits as set forth above. The Borrower hereby acknowledges that the amounts of the Initial Deposit and Monthly Deposit may be revised upon completion of underwriting the Mortgage Loan by Lender.

Notwithstanding the foregoing, Lender shall waive the monthly deposits to the Replacement Reserve however, the Loan Documents will provide that Lender may reinstate the monthly deposits to the Replacement Reserve upon the conditions contained in the Replacement Reserve Agreement.

b.     Completion/Repair Fund. On the Closing Date, Borrower may be required to deposit with Lender an amount which equals 150% of Lender’s estimate of the cost of certain required repairs estimated by Lender’s engineer to correct items requiring immediate repair as described in Lender’s engineering and environmental inspections to be performed upon acceptance of this Commitment by Borrower. Any such escrow (the “Completion Reserve”), will be held by Lender in accordance with the terms and conditions of a Completion/Repair and Security Agreement to be executed and delivered by the Borrower in the standard Fannie Mae form.

c.     Administration of Funds. The Replacement Reserve and Completion Reserve, if required, shall be deposited into respective custodial accounts in an FDIC insured institution that meet the standards of Fannie Mae. The Replacement Reserve and Completion Reserve, if any, shall constitute additional security for the Mortgage Loan. The Borrower shall not make a request for release from the Replacement Reserve or Completion Reserve more frequently than once in any quarter. Lender may, at its option, inspect the Property prior to releasing any funds and charge a fee for such inspection.

9.       Lender’s Counsel. Lender shall be represented by its attorney, Cassin Cassin & Joseph LLP by Dennis Mensi, Esq. (212-972-6161) 711 Third Avenue, 20th Floor, New York, New York 10017 (“Lender’s Counsel”), in connection with the preparation and review of the an Documents and in all matters relating to the Mortgage Loan. The Borrower’s acceptance of this Commitment shall constitute an authorization for Lender’s Counsel to proceed at the Borrower’s expense with the preparation of the Loan Documents, examination of the title to the Property and to take such other steps as may be necessary or appropriate to consummate this transaction.

Borrower acknowledges that Lender’s Counsel fees, expenses and disbursements, will be due and payable at the time of the closing of the Mortgage Loan, or upon demand in the event the

Mortgage Loan does not close.

10.   General Conditions and Exhibits. The General Conditions and Exhibits attached to this Commitment are an integral part of this Commitment and are incorporated into and made a part hereof by this reference.

11.   Assignment of Commitment. This Commitment is issued directly to the Borrower and may not be assigned by the Borrower without the express written consent of Lender which may be withheld in its sole and absolute discretion. This Commitment, the Mortgage Loan and all related closing documentation may be assigned by Lender without the Borrower’s consent. If required by Lender, the Borrower agrees to execute and deliver all documents necessary to effectuate such assignment, assuming that such documents will not change the economic terms of the Mortgage Loan and will not cause any material, adverse change to the Borrower with respect to the terms and conditions of the Mortgage Loan.

12.   No Change in Conditions or Circumstances. This Commitment has been issued in full reliance upon financial statements and other documentation submitted by the Borrower to Lender. Lender may, at its option, terminate its obligations hereunder if any material adverse change occurs in the business, operations, affairs, prospects, condition or the financial position of the Borrower or the Property, or in the financial condition of any individuals or entities listed as sponsors or principals in the Borrower’s Loan Application.

13.   Borrower’s Covenant to Close; Termination of Commitment; Damages. Borrower hereby covenants to Lender that it shall close the Mortgage Loan with Lender in accordance with the terms and conditions of this Commitment. In the event that any condition of this Commitment is not met as and when such condition is required to be satisfied under this Commitment, Lender may, in its sole and absolute discretion and without any liability of any kind, terminate this Commitment, in which event any fees, deposits or other sums of money previously advanced or paid to Lender (other than the Good Faith Deposit prior to Rate Lock as provided herein) shall be retained by Lender and the Borrower shall pay to Lender, promptly upon demand, any other costs, fees or expenses payable by Borrower pursuant to the terms of this Commitment. In addition, Borrower shall be liable to Lender for any damages, losses and expenses, including reasonable attorneys’ fees, incurred by Lender as a result of Lender’s inability to deliver the Mortgage Loan to Fannie Mae as required by the Fannie Mae Commitment resulting directly or indirectly from a default by the Borrower hereunder.

14.   Complete Agreement; Survival; Time of the Essence. This Commitment, together with the General Conditions incorporated herein and any exhibits hereto, when executed by the parties hereto, contains the complete and entire understanding of the parties hereto of Lender’s agreement to provide the Mortgage Loan as indicated, and no changes or waivers will be recognized as valid unless they are made in writing and similarly executed. Nothing transmitted or executed by Lender shall be effective or enforceable against Lender unless signed by the undersigned signatory, who is the sole authorized representative of Lender with respect to this Commitment. No specific waiver of any of the terms hereof shall be considered as a general waiver. The terms and conditions of this Commitment shall survive the closing of the Mortgage

Loan. In the event of any conflict between the terms and conditions of this Commitment and the terms and conditions of the Loan Documents, the Loan Documents shall control. In the event of any conflict between the terms of this Commitment and the terms and conditions of the Fannie Mae Commitment or the DUS Guide, the terms and conditions of the Fannie Mae Commitment and/or the DUS Guide shall control. Time is of the essence with respect to all of Borrower’s covenants and obligations under this Commitment.

15.   Applicable Law. The rights and obligations of the parties with respect to this Commitment shall be determined in accordance with the laws of the State of New York.

16.   Counterparts. This Commitment may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

17.   Expiration of Commitment. Unless all conditions have been met and the Closing Date has occurred, this Commitment shall automatically expire seventy-five (75) days from the date hereof without further notice and Lender’s offer to make the Mortgage Loan shall be void and of no further force or effect.

18.   Acceptance of Commitment. If the terms and conditions of this Commitment are satisfactory, please acknowledge Borrower’s acceptance of this Commitment by executing and delivering one (1) copy of this Commitment to Lender. Borrower’s acceptance of this Commitment must be received by Lender by not later than 5:00 P.M. New York New York Time on the seventh (7th) day following the date of this Commitment (the “Commitment Acceptance Date”). If this Commitment has not been received by Lender by the Acceptance Date, then this Commitment shall automatically expire without further notice and Lender’s offer to make the Mortgage an shall be void and of no further force or effect.

Very truly yours,

WACHOVIA MULTIFAMILY CAPITAL, INC.
By:

/s/ Marie Carolo
Name:	Marie Carolo
Title:	Director

SIGNATURES CONTINUED ON THE FOLLOWING PAGES

EXHIBIT A

SPECIAL CONDITIONS

1.	Borrower may be required to satisfy additional conditions set forth by Lender, Lender’s Counsel and/or Fannie Mae as a result of Lender’s completion of its full underwriting of the transaction.
2.	Borrower must confirm that the student population for any Property does not exceed 80%.
3.	Borrower may be required to execute at Closing an Operations and Maintenance PIan for Asbestos, which Plan shall be acceptable to Lender in its sole discretion.
4.	Borrower may be required execute at Closing an Operations and Maintenance Plan for Lead-Based Paint which Plan shall be acceptable to Lender in its sole discretion.
5.	Borrower may be required execute at Closing an Operations and Maintenance Plan for Mold which Plan shall be acceptable to Lender in its sole discretion.
6.	Confirmation from Borrower and Borrower’s counsel that there are no other principals other than the following:
New England Realty Associates LP
NewReal, Inc.
Harold Brown
Ronald Brown
Harold Brown 1999 Revocable Trust
Juilliaen Aertsen, if confirmation exists of Aertsen Ventures within any of the borrower structures as a principal
7.	Confirmation from Borrower and Borrower’s counsel that Harold Brown and/or Ronald Brown has the controlling interest of NewReal, Inc.
8.	Confirmation from Borrower and Borrower’s counsel as to role, if any, of Aertsen Ventures in ownership of the Hamilton Portfolio.

EXHIBIT B

DUS CASH EXTENDED RATE LOCK BORROWER CERTIFICATION
(Preliminary Underwriting Prior to Rate Lock)

Property Name:	Hamilton Portfolio
Address:	See Attached
Rate Lock Loan Amount:	See Attached
Borrower Name:	See Attatched
Key Principal(s):	Harold Brown and The Harold Brown 1999 Revocable Trust
Lender:	Wachovia Multifamily Capital, Inc.

The undersign undersigned Borrower is entering i into a commitment (the “Loan Commitment”) with the Lender, specified above regarding a loan (the “Loan”), in the above-referenced amount (the “Rate Lock Loan Amount”) to be made by the Lender to the Borrower and secured by a first lien on the property, described above (the “Property”). The Lender is entering into a commitment (the “DUS ERL Commitment”) to sell the Loan to Fannie Mae pursuant to Fannie Mae’s DUS requirements even though the Lender has not yet fully completed its underwriting of the Loan.

The DUS ERL Commitment entered into between Fannie Mae and the Lender has allowed the Borrower to (i) lock the interest rate for the Loan in the Loan Commitment prior to completion of the underwriting process, and (ii) delay the delivery of the Loan to Fannie Mae until the date referenced in the DUS ERL Commitment (the “DUS ERL Commitment Expiration Date”). The Borrower agrees that it is obligated to deliver the Loan to the Lender on or prior to February 11, 2008 (the “Loan Commitment Expiration Date”). Borrower and Key Principal(s) acknowledge that by rate locking the Loan, Borrower is causing Fannie Mae to take a position in the financial markets in reliance on the delivery of the Loan in accordance with the Lender’s DUS ERL Commitment with Fannie Mae. Failure of the Borrower to close the Loan in accordance with the Loan Commitment will cause Fannie Mae to incur economic damages.

It is a condition of the an Commitment and the DUS ERL Commitment that the Borrower and its Key Principal(s) execute this Certification. Therefore, in order to induce the Lender to make the Loan and to enter into the Loan Commitment and to induce Fannie Mae to enter into the DUS ERL Commitment with the Lender, each of the undersigned hereby certifies and agrees as follows:

1.                                       Representations and Warranties. Borrower and Key Principals represent and warrant that all of the following statements are true, complete, and correct in all material respect:

a.               To the best of the undersigned’s knowledge, with regards to the Property (i) there are no structural, mechanical, electrical, plumbing or other building component, roofs or system defects, latent or otherwise (“Building Components”), (ii) all Building Components are

in good and proper working order, and (iii) there is no material deferred maintenance on the Property (each except as otherwise noted on Exhibit A).

b.              No part of the Property has been taken in condemnation or other like proceeding, nor is any such proceeding pending or known to be contemplated (except as otherwise noted on Exhibit A).

c.               The Borrower and the Property are in compliance with all provisions of all zoning, subdivision, environmental protection, disability accommodation, land use, fire and building code, and occupational safety and health act rules, regulations, and statutes to which they are subject, and all licenses, permits, and approvals necessary for the ownership of the Borrower’s Property and the conduct of its business have been obtained (except as otherwise noted on Exhibit A).

d.              To the best of the undersigned’s knowledge (i) no part of the Property contains underground storage tanks, asbestos containing materials, or lead based paint, and (ii) there are no hazardous waste facilities that could affect the operation or value of the Property. In addition, the Property is not subject to any hazardous materials operations and maintenance programs (each except as otherwise noted on Exhibit A).

e.               The Borrower is the legal and equitable owner of the Property (or will be so at the time of Loan Closing) and there are no recorded or unrecorded leases, easements, deed restrictions, covenants, conditions, or restrictions, or other agreements, that could affect the marketability of title to the Property or the Borrower’s right to occupy and operate the Property. The Property has all reciprocal use agreements in place necessary to use and operate the Property as represented to the Lender, and the Lender will have the benefit of all such agreements (in such form as the Lender shall request) at Loan closing (except as otherwise noted on Exhibit A).

f.                 Each of the undersigned have reviewed the forms of all Loan Documents that the Lender will use to consummate the Loan, and each of the undersigned will accept and execute, or will cause to be accepted and executed, such documents in the form reviewed. (Subject to any subsequent changes required to comply with applicable law.)

2.                                       Preliminary Underwriting. Each of the undersigned understands that the Net Operating Income and the Property Value developed by the Lender to determine the Rate Lock Loan Amount are preliminary and may change once the Lender completes its underwriting of the Loan. Such change could affect the Loan Amount available under the Loan Commitment and the DUS ERL Commitment. The Lender is obligated to complete its underwriting of the Loan no later than 30 days after the rate lock date and the Borrower agrees to provide the necessary assistance and documentation to enable the Lender to fulfill this obligation.

After completion of final underwriting, the Lender shall determine if any changes to the terms of the Loan Commitment are necessary in order to close the Loan transaction. Each of the undersigned acknowledges that the Borrower is obligated to accept non-material modifications (if any) to the Loan Commitment. The Lender, in consultation with Fannie Mae, shall make the determination as to whether a change to the Loan Commitment and, as a result, to the DUS ERL Commitment, is material. A modification will be deemed to be a material change if, based on the parties’ understanding of the transaction, a reasonable borrower or lender would find the modification to be a substantial change to the terms and conditions of the Loan which would cause the parties to terminate the transaction (a “Material Modification”). In the event of any Material Modification, the Borrower may accept or reject the change. The Borrower is not obligated to accept Material Modifications (if any) to the Loan Commitment.

If the Borrower refuses to accept a proposed Material Modification, the Borrower shall not be liable to the Lender for any damages incurred, and the Good Faith Deposit collected by the Lender as provided in the Loan Commitment (the “Good Faith Deposit”) will be refunded in full to the Borrower.

3.                                       Replacement Reserves and Completion/Repair Deposits. The following are estimates (to be finalized upon the Lender’s review of consultants’ reports, inspection of the Property, and the Lender’s final underwriting of the Loan) of replacement reserve and repair deposits that the Borrower shall be required to make and/or maintain in connection with the Loan:

Replacement Reserves:
Initial Deposit:	TBD (Subject to Final Engineering Report)
Monthly Deposit:	TBD (Subject to Final Engineering Report)

Completion/Repair:	TBD (Subject to Final Engineering Report)

Any changes to the required funding of deposits for Replacement Reserves or Completion/Repair after Lender’s review of third party reports and final underwriting shall not be deemed to be a Material Modification. The Borrower will be required to accept such change and close the Loan pursuant to all other terms of the Loan Commitment.

4.                                       Non-Delivery Prior to Completion of Underwritinn. Each of the undersigned agrees that the Lender will be entitled to terminate the Loan Commitment upon the occurrence of any of the following prior to the time the Lender completes its underwriting of the Loan:

a.               The third party reports (i.e., Appraisal, Environmental Assessments, Physical Needs Assessment) reveal material adverse conditions;

b.              The state of title of the Property as evidenced by a title insurance commitment reveals material adverse conditions;

c.               A material adverse change in the Property’s Net Operating Income, title, physical or operating condition has occurred since the Lender determined the Rate Lock Loan Amount;

d.              A material adverse change in the financial condition or credit of the Borrower, Key Principals or Principals has occurred since the Lender determined the Rate Lock Loan Amount.

If the Loan Commitment is terminated as a result of any one or more of the events described above, then the Borrower and Key Principal(s), jointly and severally, shall be liable for such failure to close the Loan transaction in an amount equal to the Pair-Off Fee defined in Exhibit B.

5.                                       Events of Default. Each of the undersigned agrees that the Borrower will be in breach of the Loan Commitment and that the Lender will be entitled to terminate the Loan Commitment at any time upon the occurrence of any of the following:

a.               The Borrower fails to deliver the loan in accordance with the terms of the Loan Commitment for any reason after the Lender has completed its underwriting of the Loan and confirmed the terms of the Loan Commitment;

b.              The Borrower otherwise elects not to honor the terms of the Loan Commitment, or fails to perform its obligations under the Loan Commitment;

c.               Any representation, warranty, statement, certificate or other data and information provided by the Borrower to the Lender, including but not limited to the statements made in this Certification, is materially false or misleading as of the date given.

If the Loan is not delivered as a result of any one or more of the events of default described above, then the Borrower and Key Principal(s), jointly and severally, shall be liable for such failure to close the Loan transaction in an amount equal to the Default Fee defined in Exhibit C.

At Fannie Mae’s election, the Lender may be required to assign to Fannie Mae any claims the Lender may have against the Borrower and or the Key Principal(s) relating to the Borrower’s failure to close the Loan, and, in such respect, Fannie Mae will be deemed to be a third party beneficiary.

The undersigned acknowledges that the Lender and Fannie Mae are relying upon the truth and accuracy of all representations made in this Certification and all representations, warranties, statements, certificates and other information furnished to the Lender in connection with the issuance of this Loan Commitment.

This Certification is executed by the undersigned parties as of the          day of                    , 2008.

BORROWERS:

Olde English Apts., L.P.		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Commonwealth 1137, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Commonwealth 1144, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Clovelly Apartments, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Highland 38, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

North Beacon 140, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

River Drive, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Redwood Hills, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Executive Apartments, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Arrow Associates, LLC		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

WCB Associates, LLC		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Hamilton Oaks Associates, LLC		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Atrium on Commonwealth, LP		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

Coach, L.P.		Tax ID #

By:	/s/ Ronald Brown
Name:
Title:

KEY PRINCIPALS:

/s/ Harold Brown
Harold Brown
Social Security Number:

/s/ Harold Brown
The Harold Brown 1999 Revocable Trust
Tax ID Number:

Exhibit A
Exceptions to Representations and Warranties

Exhibit B
Pair-Off Fee

The “Pair-Off Fee” is the greater of

(1)           2% of the Rate Lock Loan Amount; or

(2)           an amount calculated by multiplying:

•                                          the difference between (i) the Note Rate in the DUS ERL Commitment less the Guaranty Fee and Servicing Fee (the Required Net Coupon Rate”) and (ii) the Required Net Coupon Rate offered for purchase by Fannie Mae for an immediate funding loan with the same terms as the Loan on the DUS ERL Commitment Expiration Date or, if terminated prior to the DUS ERL Commitment Expiration Date, the last day of the calendar month in which the DUS ERL Commitment is terminated; TIMES

•                                          the Rate Lock Loan Amount; TIMES

•                                          a present value factor, calculated using the following formula:

1 - (1+r)-n
r

•                                          where:

                                                r               =              the Required Net Coupon Rate used in (ii) above; and

                                                n              =              the number of years the Loan Term on the DUS ERL Commitment.

In the event of a partial reduction to the Loan Amount, the Pair-Off Fee that is due will be determined based on the amount of the reduction that exceeds 5% of the Rate Lock Loan Amount. No Pair-Off Fee is due on a reduction to the Loan Amount that does not exceed 5% of the Rate Lock Loan Amount.

Exhibit C
Default Fee

The “Default Fee” is the greater of

(1)           2% of the Rate Lock Loan Amount; or

(2)           an amount calculated by multiplying:

•                                          the difference between (i) the interest rate for the Loan in the DUS ERL Commitment and (ii) the yield rate (“Yield Rate”) of the on the run U.S. Treasury security whose maturity is closest to the maturity of the Loan, as the Yield Rate is reported in The Wall Street Journal on the DUS ERL Commitment Expiration Date or, if terminated prior to the DUS ERL Commitment Expiration Date, the last day of the calendar month in which the DUS ERL Commitment is terminated; TIMES

•                                          the Rate Lock Loan Amount; TIMES

•                                          a present value factor, calculated using the following formula:

1 - (1+r)-n
r

•                                          where:

                                                r               =              the Yield Rate; and

                                                n              =              the number of years the Loan Term on the DUS ERL Commitment.

GENERAL CONDITIONS AND TERMS
STANDARD ADDITIONAL REQUIREMENTS

The following General Conditions are incorporated into the Commitment to which such conditions are attached and incorporated by reference therein. Capitalized terms not defined herein shall have the respective meanings ascribed thereto in the Commitment.

A.  Loan Documents:

The Loan Documents shall be prepared by, and shall be in form and substance acceptable to, Lender’s Counsel and shall include such covenants, representations, and warranties as are customarily required to assure the legality of the Mortgage Loan, protection against mechanics’ and materialmen’s liens, and full compliance with this Commitment.

B.  Additional Liens; Change of Ownership:

Except as otherwise approved by Lender and Fannie Mae, neither secondary financing to be secured by the Property nor the imposition of any other junior liens on the Property, or beneficial interests in the Borrower or Key Principals, if any, shall be permitted without Lender’s prior written consent. The Mortgage will provide that transfers of the Property or of the beneficial interest in the Borrower will be prohibited and subject to applicable restrictions, limitations and penalties as provided in the Loan Documents.

C.  Real Estate Tax and Insurance Escrow:

The Borrower shall be required to make escrow deposits together with the monthly payments of principal and interest in an amount determined by Lender, which monthly amount shall be not less than 1/ 12 of the annual real estate taxes, hazard insurance and rent insurance premiums, special assessments (if applicable), ground lease payments (if applicable), and water and sewer rates (if applicable) at and in respect of the Property. Lender shall not collect imposition deposits with respect to Personal Property Taxes, if any, and water and sewer charges, provided such charges are metered and not deemed a frontage or sewer tax.

At closing, Borrower shall be required to fund these escrow deposits in such amount as will, together with the monthly deposits, be sufficient, in Lender’s determination, to make the next scheduled payments of these items and provide a reasonable cushion against increases.

Notwithstanding the foregoing, Lender shall waive the collection of escrow deposits for impositions provided Borrower pays all such items in a timely manner, provides Lender with proof of payment of all such impositions within five (5) days of the date said impositions are due and is not in default of any of the terms and covenants contained in the Loan Documents. Lender reserves the right to require monthly escrows for all impositions should Borrower be in default under the Loan Documents or fail to provide Lender with proof of payment as required.

D.         Annual Statements:

The Borrower will be required to furnish Lender with annual financial statements, within 120 calendar days of the close of each fiscal year of the Borrower, which financial statements shall be prepared by and certified by Borrower and, at Lender’s option, prepared and certified by an independent certified public accountant, and shall be in form satisfactory to Lender.

The Borrower shall, at Lender’s option, furnish Lender with owner certified unaudited quarterly financial statements within thirty (30) days of the end of each calendar quarter during which any portion of the Mortgage Loan is outstanding or more frequently as may be reasonably required by Lender.

The Borrower shall furnish, on a periodic basis, operating and financial information which shall include, without limitation, certified rent rolls, occupancy information, operating expense and capital expenditures data, as may be required by Lender.

E.         Hazard Insurance; Eminent Domain:

The Property must be continuously insured during the term of the Mortgage Loan by carriers at all times satisfactory to Lender and Fannie Mae pursuant to policies in form, substance and amount satisfactory to Lender and Fannie Mae. Not less than fifteen (15) days prior to closing, Borrower shall deliver to Lender policies acceptable to Lender, issued by companies rated A -Class V or better in the most recent publication of Best’s Key Rating Guide Property-Casualty, naming Fannie Mae, c/o Lender as Mortgagee.

The delivery of such required policies shall be accompanied by a paid receipt evidencing payment in full of the required premiums for at least the first full year of the Mortgage Loan term. Evidence of acceptable coverage accompanied by a paid premium receipt evidencing payment in full of the required renewal premiums shall thereafter be delivered to Lender at least 30 days before the expiration date of the existing policies. All of such policies shall provide that they are not subject to cancellation or reduction unless Lender shall have first received thirty (30) days prior written notice.

F.         No Condemnation Proceeding or Casualty:

As of closing, no proceeding shall have been threatened or commenced by any governmental or other authority having the power of eminent domain to condemn any part of the Property, which Lender in its sole judgment deems substantial.

As of the Closing Date, no portion of the Property shall have been damaged and not repaired to Lender’s satisfaction unless an escrow shall have been established with Lender in an amount and on terms satisfactory to Lender and Fannie Mae to ensure the prompt and complete repair of such damage. In the event of any such condemnation or casualty, Lender shall have the option to terminate this Commitment and retain all amounts previously paid by the Borrower thereunder.

G.         Application of Insurance and Condemnation Proceeds:

Insurance proceeds will be payable to the Lender and applied by the Lender either to the repayment of the Mortgage Loan or the restoration of the Property in accordance with the standard Fannie Mae provisions set forth in the Mortgage.

Condemnation proceeds will be payable to the Lender and applied in accordance with the standard Fannie Mae provisions set forth in the Mortgage.

H.         Taxes and Assessments:

All taxes and any assessments affecting the Property which are due and payable within sixty (60) days of Closing shall have been paid and discharged in full prior to Closing or an escrow established with the title insurer so that same shall not be an exception to Lender’s title insurance policy.

I.          Opinions of Borrower’s Counsel:

Lender shall be furnished with opinions of the Borrower’s counsel in the form provided and approved by Lender.

J.         Hazardous Waste:

The Borrower shall comply with the requirements, if any, set forth in the report prepared by Lender’s environmental consultant. The Borrower shall maintain the Property from and after the date of this Commitment and during the term of the Mortgage Loan in accordance with the requirements set forth in such report and in accordance with applicable environmental laws and regulations and any applicable operations and maintenance plans, and shall comply with all requirements regarding environmental hazards set forth in the Loan Documents.

Borrower shall be obligated to provide at Borrower’s expense, such supplemental environmental reports as Lender may require from time to time. In the event Lender determines in its sole and absolute discretion at any time following the date of the Commitment that the Property does not satisfy the environmental requirements of Fannie Mae, Lender may cancel and terminate the Commitment and shall be under no further obligation to make the Mortgage an, and all amounts deposited hereunder shall be retained by Lender.

The Fannie Mae Mortgage contains various covenants, representations, agreements and indemnifications with respect to environmental issues and hazards and Borrower, by its acceptance of this Commitment, hereby acknowledges that it will be bound by such provisions.

K.         Leases:

All existing and future tenant leases for residential and commercial space at the

Property shall be subordinate to the lien of the Mortgage. Borrower shall deliver to Lender a true and correct copy of its standard form of residential and commercial lease in connection with the Property for approval by Lender. All leases shall be executed on such approved forms of leases with only minor non-material changes.

L.         Access to Property; Inspections:

From the date Borrower accepts this Commitment and during the term of the Mortgage Loan, Lender or its designated agents and representatives shall at all reasonable times and at Borrower’s expense, have access to the Property and the right to inspect the condition and operations of the Property, including, without limitation, the right to perform environmental testing on the Property in the event Borrower has failed to perform any such tests as required by Lender from time to time.

M.        Payment of Costs:

The Borrower agrees to pay, whether or not the Mortgage Loan closes, all costs incident to the preparation of this Commitment and the closing of the Mortgage Loan, including, without limitation, all appraisal, engineering and environmental costs, all taxes and assessments due at Closing and all recording fees, registration taxes, title insurance premiums, survey costs, the fees and expenses of Lender’s Counsel and the fees and expenses of Lender’s local counsel, if any.

N.         Indemnification for Brokerage Commissions:

Borrower acknowledges and agrees that any fee due for mortgage brokerage or related mortgage origination services shall be Borrower’s sole responsibility. Borrower shall indemnify and hold Lender harmless from any claims for brokerage commissions, finder’s fees assignment fees or any other fees or compensation in connection with the Commitment or the Mortgage Loan.

O.        Approval of Managing Agent.

Lender shall have the right to approve any existing or proposed managing agent, and the terms of the related managing agreement, for the Property.

P.         No Reliance on Underwriting.

Borrower acknowledges and agrees that (a) Lender’s analysis of the Property, including appraisals, engineering reports, environmental reports, inspections, etc. are for the sole benefit of Lender and Fannie Mae in underwriting the Mortgage Loan, (b) such analysis may not be relied upon by Borrower or any other party, other than Lender and Fannie Mae, and (c) such analysis, reports and underwriting elements do not constitute a representation or warranty by Lender or Fannie Mae as to the value or condition of the Property or its quality of operations. Lender shall not be responsible for or bound by any erroneous quote or commitment given to Lender by Fannie Mae or any other investor. Fannie Mae is not a party to this commitment letter and

Fannie Mae makes no representation or warranty concerning the Loan or the Mortgaged Property.

Q.        Publicity.

Borrower agrees to permit Lender to issue press releases and advertising, disclose the identity and the amount, purpose and other information pertaining to the Loan.

R.         Disclosure of Information:

Lender may furnish information regarding Borrower or the Property to third parties with an existing or prospective interest in the servicing, enforcement, evaluation, performance, purchase or securitization of the indebtedness, including but not limited to trustees, master servicers, special servicers, rating agencies, investors, and organizations maintaining database on the underwriting and performance of multifamily mortgage loans. Borrower irrevocably waives any and all rights it may have under applicable law to prohibit such disclosure, including but not limited to any right of privacy.

S.         Compliance with OFAC

Borrower represents and warrants that Borrower, and to the best of Borrower’s knowledge after having made diligent inquiry, any guarantors or indemnitors in connection with the Loan, and all persons or entities owning an interest in Borrower (i) are not currently identified on the United States Office of Foreign Assets Control (“OFAC”) List, and (ii) are not persons or entities with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website http:/lwww.treas.gov/offices/eotffe/ofac/sdn/tl 1sdn.pdf

Important information about opening your new account and/or entering into a business relationship with Wachovia: To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship.

EXHIBIT C

						Monthly
		# of	Loan	Minimum	Maximum	Replacement
Property & Address	Borrowing Entity	Units	Amount	DSCR	LTV	Reserve Deposit
704-718 Chelmsford Street, Lowell, MA	Olde English Apts., L.P.	84	$2,000,000	1.55	55%	TBD
1131-1137 Commonwealth Ave, Boston, MA	Commonwealth 1137, LP	35	$2,000,000	1.55	55%	TBD
1144-1160 Commonwealth Ave, Boston, MA	Commonwealth 1144, LP	262	$12,000,000	1.55	55%	TBD
160-170 Concord Street, Nashua, NH	Clovelly Apartments, LP	103	$3,000,000	1.55	55%	TBD
38-40 Highland Street, Lowell, MA	Highland 38, LP	36	$1,000,000	1.55	55%	TBD
140-154 North Beacon St., Brighton, MA	North Beacon 140, LP	65	$6,825,000	1.55	55%	TBD
3-17 River Drive, Danvers, MA	River Drive, LP	72	$2,500,000	1.55	55%	TBD
376-384 Sunderland, Worchester, MA	Redwood Hills, LP	180	$6,700,000	1.55	55%	TBD
545-561 Worcester Road, Framingham, MA	Executive Apartments, LP	72	$2,300,000	1.55	55%	TBD
1200 Massachusetts Ave, Boston, MA	Arrow Associates, LLC	92	$11,750,000	1.20	65%	TBD
Westside Colonial- 10-70 Westland St and 985-997 Pleasant St, Brockton, MA	WCB Associates, LLC	180	$7,000,000	1.55	55%	TBD
Hamilton Oaks- 30-50 Oak Street Extension and 40-60 Reservoir St, Brockton, MA	Hamilton Oaks Associates, LLC	268	$11,900,000	1.55	55%	TBD
1079 Commonwealth Ave, Boston, MA	Atrium on Commonwealth, LP	187	$22,000,000	1.55	55%	TBD

			$90,975,000